Exhibit 99.1

For Immediate Release

For More Information Contact:
David D. Stovall, President & CEO
Habersham Bancorp
(706) 778-1000 or (800) 822-0316

HABERSHAM BANCORP ANNOUNCES SECOND QUARTER RESULTS

CORNELIA, GA.   August 6, 2008, Habersham Bancorp (NASDAQ: HABC) reports a second  quarter loss of $375,000 or $.13  per diluted share when compared to second quarter earnings of $1,034,000 or $.35 per diluted share for the same period in 2007.   The decrease resulted principally from a decrease in net interest income of approximately $1,955,000 and additional expense from provisions for loan losses of approximately $654,000.

For the six-month period ended June 30, 2008, the Company reports a loss of  $316,000 or $.11 per diluted share when compared to year-to-date earnings of $2,019,000 or $.68 per diluted share for the six-month period ended June 30, 2007.   The decrease resulted principally from a decrease in net interest income of approximately $3,412,000 and additional expense from provisions for loan losses of approximately $1,077,000.

The decreases in net interest income resulted from: 1) an increase in the total dollar balances of loans on nonaccrual status and, 2) the total dollar balances of variable rate loans tied to a decreasing prime interest rate.  Non-performing assets increased approximately $19,889,000 from December 31, 2007 to June 30, 2008 primarily as a result of increases in nonaccrual loans and other real estate totaling $13,378,000 and $5,761,000, respectively.

The Company’s net interest margin for the second quarter and first six months of 2008 was 3.15% and 3.24%, respectively, compared to 4.75% and 4.70% for the second quarter and first six months of 2007.

Total assets of $503.3 million at June 30, 2008 reflect a decrease of $10.9 million or 2.12% from $514.2 million at December 31, 2007.   Decreases in the total loan portfolios and cash and cash equivalent balances of approximately $12.6 million and $7.8 million, respectively, were offset by increases in other real estate, premises and equipment, net and investment securities of approximately $5.8 million, $1.7 million and $1.9 million, respectively.

The Company’s stock is listed on the Nasdaq Global Market under the symbol HABC. Any requests for information regarding the purchase or sale of the common stock can be addressed to:  Sterne, Agee and Leach, Inc.; Paine Webber, Inc.; SunTrust Robinson-Humphrey Co., Inc.; AGS Securities, Inc;  Wachovia Securities, Inc.; or First Tennessee, market makers for HABC.

HABERSHAM BANCORP FINANCIAL HIGHLIGHTS
(Unaudited)(dollar amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
Summary of Operations	June 30,		June 30,

	2008	2007	2008	2007

Interest income	$6,835	$9,351	$14,438	$18,389
Interest expense	3,558	4,119	7,559	8,098
Net interest income	3,277	5,232	6,879	10,291

Provision for loan losses	654	-	1,077	-
Net interest income after provision for loan Losses	2,623	5,232	5,802	10,291

Other income	973	933	2,002	1,848
Investment securities gains	161	-	289	5
Other expense	4,653	4,695	9,126	9,281
(Loss) earnings before income taxes	(896)	1,470	(1,033)	2,863

Income tax benefit (expense)	521	(436)	717	(844)

Net (loss) earnings	$(375)	$1,034	$(316)	$2,019

Net (loss) earnings per share – basic	$(.13)	$.35	$(.11)	$.68

Net (loss) earnings per share – diluted	$(.13)	$.35	$(.11)	$.68

Weighted average number of common shares Outstanding	2,818,593	2,968,593	2,818,593	2,968,593

Weighted average number of common and common equivalent shares outstanding	2,818,593	2,982,724	2,818,593	2,989,065

Cash dividends declared per common share	$.10	$.10	$.20	$.20

Balance Sheet Summary	June 30, 2008	December 31, 2007
Total Assets	$503,308	$514,219
Loans, net	336,699	348,251
Deposits	371,944	390,267
Stockholders’ Equity	51,733	54,182